Exhibit 99.1

ReShape Lifesciences™ to Announce Financial Results for the Year Ended December 31, 2021 and Provide Corporate Update

Full Year Revenue Increased by Approximately 20%, from $11.3 M to $13.6 M

$22.8 M in Cash and Cash Equivalents as of December 31, 2021

Company Eliminated All Debt from Balance Sheet

Webcast to be Held at 4:30 pm ET on Monday, March 28, 2022

SAN CLEMENTE, Calif., March 17, 2022 -- ReShape Lifesciences Inc. (Nasdaq: RSLS), the premier physician-led weight loss and metabolic health-solutions company, today announced that it will report its financial results for the year-ended December 31, 2021, including a corporate update, on Monday, March 28, 2022, after-market. A conference call and webcast will be held at 4:30 pm ET.

“2021 was a transformative year for ReShape, punctuated by our listing on Nasdaq and the highly anticipated re-launch of the Lap-Band®,” stated Bart Bandy, President and Chief Executive Officer of ReShape Lifesciences. “As a result of our efforts, 2021 revenues increased by 20%, to $13.5 million, we were able to eliminate all debt from our balance sheet including our final $3 million obligation to Apollo Endosurgery for the purchase of the Lap-Band in December of 2018, and our cash balance at year-end was approximately $23 million. In the latter half of the year, we also kicked-off our national, direct-to-consumer television and print marketing campaign and virtual media tour. The results have been very strong and encouraging, and we look forward to providing updated metrics, soon.”

To participate in the conference call, dial 1-877-280-7473 (US/Canada) or 1-707-287-9370 (international) and enter passcode 5376956. A live link to the webcast will be available on the “Events and Presentations” section of ReShape’s website at: https://ir.reshapelifesciences.com/events-and-presentations.

A replay will be available approximately two hours after the call, for one week. The replay number is 1-855-859-2056, conference ID 5376956. An archived replay will also be available at: https://ir.reshapelifesciences.com/events-and-presentations.

About ReShape Lifesciences™

ReShape Lifesciences™ is America's premier weight loss and metabolic health-solutions company, offering an integrated portfolio of proven products and services that manage and treat obesity and metabolic disease. The FDA-approved Lap-Band® Program provides minimally invasive, long-term treatment of obesity and is an alternative to more invasive surgical stapling procedures such as the gastric bypass or sleeve gastrectomy. The ReShape Vest™ System is an investigational (outside the U.S.) minimally invasive, laparoscopically implanted medical device that wraps around the stomach, emulating the gastric volume reduction effect of conventional weight-loss surgery. It helps enable rapid weight loss in obese and morbidly obese patients without permanently changing patient anatomy. reshapecare™ is a virtual weight-management program that supports lifestyle changes for all weight-loss patients led by board certified health coaches to help them keep the weight off over time. The recently launched ReShape Marketplace™ is an online collection of quality wellness products curated for all consumers to help them achieve their health goals. For more information, please visit www.reshapelifesciences.com

CONTACTS:

Company Contact:

Thomas Stankovich

Chief Financial Officer

949-276-6042

ir@ReShapeLifesci.com

Investor Relations Contact:

Rx Communications Group

Michael Miller

(917)-633-6086

mmiller@rxir.com